Exhibit 10.1

June 22, 2026

Dear Micah,

We are excited to offer you this exceptional opportunity for employment from QuidelOrtho Corporation (the “Company”) in the position of Chief Financial Officer, reporting to the Chief Executive Officer of the Company (“CEO”). In your role as Chief Financial Officer , you will perform duties and responsibilities that are reasonable and consistent with such position as may be assigned to you from time to time by the CEO. This is a full-time, exempt position that requires at least 40 hours of work per week. Pending your satisfactory completion of the Company’s pre-employment requirements, background checks, and the Company’s final assessment of your suitability for this position, your anticipated start date is July 6, 2026.

We are confident you will find your new role to be one in which you can make significant contributions to the Company as well as enhance your work experience and abilities. This offer and your employment relationship with the Company, of course, are and will remain “at will,” and are subject to the terms and conditions of this letter, as well as to the Company’s standard hiring and personnel policies, rules and practices.

The Company office address and telephone number for the Company are 9975 Summers Ridge Road, San Diego, CA 92121. (858) 552-1100.

The following further represents our offer to you:

Compensation
Your initial annualized base salary, which will be paid bi-weekly unless otherwise determined by state or local law, will be $750,000. You will receive payment of your earned compensation at the employee address the Company has on file for you or your check will be available for you at a site in your local geography. Direct deposit can also be established during onboarding. Also, keep in mind that an “exempt” position means you are paid for all the job duties you perform and not by the hour, and your salary will compensate you for all the hours you work. Accordingly, you will not be eligible to earn or be paid overtime pay. Your work hours also may vary from week to week depending on the Company’s business needs. Your next annual merit review will be in 2027.

Global Bonus Plan
The Company maintains highly competitive, compensation programs intended to provide you with an incentive to help you achieve annual targeted results. Under current guidelines, your position makes you eligible for the annual Global Bonus Plan (GBP), pursuant to the terms and conditions of the plan, with a target bonus opportunity of 100%. GBP awards are provided at the Company’s discretion, based primarily on company performance. This eligibility begins in the current calendar year if your hire date is prior to October 1st. We will pro-rate your GBP award eligibility for Fiscal Year 2026. Compensation levels, incentive plans, and bonus awards are subject to change at the Company’s discretion.

The amount of any bonus awards is at the management’s sole discretion and may be contingent upon the performance of the Company, the performance criteria defined by the

Company, the terms of its incentive and compensation plans, and your length of service during the applicable performance year.

Long-Term Equity Incentive Plan
One-Time Sign-on Equity Grant
Should the Company determine you have passed your pre-employment contingencies and hires you, you are also eligible to participate in the Company's Long-term Equity Incentive Plan (“Plan”) in accordance with the terms and conditions of the Plan. You will receive an inducement sign-on equity grant with a target value of $6,500,000, vesting one-third per year. The effective date of your equity grants described herein is expected to be the 15th day of the month following your Start Date (the “Grant Date”). Accordingly, based on your expected Start Date of July 6, 2026, the Grant Date for your inducement sign-on equity grants would be July 15, 2026. The number of shares is dependent upon the stock valuation and the Grant Date and may be adjusted by the Company based on stock value changes. The total value of this award is expected to be granted in the form of time- based RSUs which vests in equal annual installments over a three-year period from the grant date. The award will be subject to the Plan and the applicable award agreement, including vesting restrictions that will be set forth in a separate agreement to be provided to you.

One-Time Sign-on Cash Bonus
You will also receive a one-time sign-on cash bonus of $500,000.00 (subject to all applicable taxes). that will be paid within 30 days after your Start Date,

Annual LTI Grant
You will be eligible to receive future equity grants under the Plan in accordance with the terms and conditions of the Plan and applicable award agreement(s) and subject to approval by the Board (or its compensation committee). You are expected to receive a 2027 equity grant of $5,000,000 (balanced mix of RSUs and NQSOs) during the normal annual grant award cycle of the Company (which is usually in April). Any LTI grants will be subject to the Plan and applicable award document(s).

Note: All compensation, incentive or bonus awards, and benefits referred to in this letter or otherwise provided by the Company are subject to your satisfactory job performance, conduct and attendance. Also, the amount of bonus awards is at the Board’s sole discretion and is contingent upon the performance of the Company, the performance criteria defined by the Company, the terms of its incentive and compensation plans, and your length of service during the applicable performance year. All salary, performance-based pay awards, bonuses, allowances, and other forms of compensation and incentives referred to in this letter will be considered normal income and will be subject to applicable Federal, State and Local income taxes, withholdings and deductions.

Severance and Change in Control Agreement
You will be provided with severance and change in control protection consistent with other arrangements for those eligible at the executive officer level. You are being provided with a copy of the Severance and Change in Control Agreement (the “Severance and Change in Control Agreement”) with this offer letter. In the event a Severance Payment (as defined in the Severance and Change in Control Agreement) becomes payable during your first two years of employment, your Bonus Increment (as defined in the Severance and Change in Control Agreement) shall be the greater of (i) the annualized average of cash bonuses and cash incentive compensation payments paid to you during such two year period and (ii) your target cash bonus opportunity under the GBP for the year of termination.

Indemnification Agreement
You will be provided with indemnification consistent with other arrangements for those eligible at the executive officer level. You are being provided with a copy of the Indemnification Agreement with this offer letter.

Vacation
Vacation for employees in an Executive level position or for remote exempt employees is unlimited. There is no accrual account and instead you take vacation in consultation with your supervisor as your work allows. Members of the leadership team take an average of four weeks of vacation per year. You must notify the Company of all your vacation time off in advance of taking the time off. The Company reserves the right to deny a vacation request based on business needs, or to disallow further vacation in a given year if the Company determines you have taken too much vacation already.

Benefits
Our flexible benefits program includes medical, dental, life, and accident coverage for employees and qualified dependents, for which coverage begins on the first day of employment. In addition, the Company has a 401K Savings Plan that employees may choose to participate in. Eligibility and coverage are determined and governed exclusively by the underlying plan documents. A Benefits Summary is being delivered to your Candidate Home Page with this offer.

Invitation to Self-Identify
As a Federal contractor subject to Section 503 of the Rehabilitation Act of 1973, the Vietnam-era Veterans Readjustment Assistance Act of 1974 and the Veterans Employment Opportunity Act of 1998, we are required to extend to applicants a post-offer invitation to self-identify as a Vietnam-era veteran, or veteran covered by the Veterans Employment Opportunities Act of 1998. Providing this information is voluntary and will be kept confidential in accordance with the law. Choosing not to provide it will not have an adverse impact on employment. This information will be used only in accordance with our equal employment opportunity policy.

Employee Arbitration Agreement
As a condition of being hired and employed by the Company, the Company requires all new hires to enter into an Arbitration Agreement. Except as otherwise provided in the Arbitration Agreement, the Arbitration Agreement is the exclusive means for resolving and attempting to resolve disputes between you and the Company, both during or after your employment with the Company. You are being provided with a copy of the Arbitration Agreement with this offer letter. If you accept this conditional offer and you are hired, you must agree to and sign the Arbitration Agreement by or before your first day of employment with the Company and provide the signed agreement to the Company.

At-Will Employment
This employment offer is only for “at-will” employment with the Company. The Company also maintains an employment-at-will relationship with its employees. This means that both you and the Company retain the right to terminate the employment relationship at any time, with or without notice or cause, and for any reason or no reason not contrary to law. As for all the Company’s job candidates, for candidates in South Carolina—and pursuant to S.C. Code Ann. 41-1-110--this offer letter shall not create an express or implied contract of employment, and any employment with the Company will be at-will.

OFFER REQUIREMENTS
This offer and, if hired, your subsequent employment, are contingent upon your accurately, honestly, and satisfactorily completing all pre-employment forms, requirements and conditions, submitting all requested information, and agreeing to and meeting all necessary requirements for employment. Failure to do so can render this offer or any employment begun null and void, and result in the Company not hiring you or terminating any employment already started.

This offer is contingent upon satisfactory results of the following:
•Background check
•Reference checks if applicable

This offer is also contingent upon accurate, honest and satisfactory completion and submission of the following:
•Background Check Release Forms: You will receive a “Request for Pre-Employment Screening” e- mail notification regarding your background check, which you must complete online.
•Work Authorization (I-9 Documentation): Employers must verify the employment eligibility and identity of all new employees. In accordance with the Immigration Reform and Control Act, you must provide the Company with appropriate work authorization documents by or on your first day of employment.

Agreement re Confidential Information, Inventions, Non-Solicitation, and Non-Competition

•AGREEMENT RE CONFIDENTIAL INFORMATION, INVENTIONS, NON-SOLICITATION, AND NON-COMPETE: As a condition of employment, you will be required to review and accept the Company's AGREEMENT RE CONFIDENTIAL INFORMATION, INVENTIONS, NON-SOLICITATION, AND NON-COMPETITION. You are being provided with a copy of the AGREEMENT with this offer letter. If you accept this conditional offer and you are hired, you must agree to and sign the AGREEMENT by or before your first day of employment with the Company and provide the signed AGREEMENT to the Company.

•In addition to requiring you to enter into the Agreement, we expect you to keep confidential and not disclose or use in your employment with us any trade secrets or confidential information you have obtained from your present or previous employer(s). We do not need or want their confidential or trade secret information.

This offer letter constitutes our complete offer. Any promises or representations, either oral or written, not contained in this letter and the documents referred to herein, are not valid, authorized, or binding on the Company.

Please note that we may review, adjust, modify, or suspend Company policies, compensation levels, incentive or bonus programs and awards, benefit plans, and any other practices or programs for business reasons at any time. Your eligibility will be determined per the standard terms and eligibility requirements of the policies, plans, and programs in effect at that time.

We are thrilled to welcome you to the team and are confident that your leadership will drive exceptional results in this pivotal role. Assuming you complete and meet our pre-employment conditions satisfactorily, we eagerly anticipate your acceptance of this exciting opportunity. Please signify your agreement to and acceptance of this offer of employment by replying to this message no later than June 22, 2026, and by entering your name and date in the Agreed & Accepted section below. If you have any questions concerning this offer, please don't hesitate to give me a call.

Sincerely,

/s/ Lee Bowman

Lee Bowman – Chief Human Resources Officer,
on behalf of QuidelOrtho

Agreed and Accepted:	/s/ Micah Young	June 22, 2026
	Signature: (Micah Young)	Date